Exhibit 99.1

Excel Trust Announces Results for the Quarter Ended March 31, 2015, Declares Dividend

SAN DIEGO April 29, 2015--Excel Trust, Inc. (the “Company”) announced today financial and operating results for the quarter ended March 31, 2015. A supplemental financial package with additional information can be found on Excel Trust’s website under the Investor Relations tab.

Highlights for the First Quarter 2015

•	Reported Adjusted Funds From Operations (AFFO) for the quarter of approximately $16.0 million, or $0.25 per diluted share
•	Reported Funds From Operations (FFO) for the quarter of approximately $15.6 million, or $0.24 per diluted share
•	Declared a second quarter 2015 dividend of $0.18 per share of common stock, which equates to an annualized dividend rate of $0.72 per share
•	Disposed of Family Center in Orem, UT for $21.5 million
•	Disposed of Promenade Corporate Center in Scottsdale, AZ for $65.0 million

Highlights Subsequent to Quarter Close

•	Disposed of Rosewick Crossing in La Plata, MD for $25.0 million
•	Announced a definitive agreement with Blackstone Property Partners L.P., under which Blackstone will acquire all outstanding shares of common stock of Excel Trust for $15.85 per share

Financial Results

Excel Trust reported Adjusted Funds From Operations (AFFO) for the first quarter of 2015 of $16.0 million, or $0.25 per diluted share, and Funds From Operations (FFO) for the first quarter of $15.6 million, or $0.24 per diluted share. Net income attributable to the common stockholders for the first quarter was $17.6 million, or $0.28 per diluted share. This compares to AFFO of $11.9 million, or $0.24 per diluted share, FFO of $11.4 million, or $0.23 per diluted share, and net loss attributable to the common stockholders of $0.5 million, or $0.01 per diluted share, in the three-month period ended March 31, 2014.

Excel Trust considers AFFO and FFO important supplemental measures of its operating performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of real estate investment trusts (REITs), many of which present AFFO and FFO when reporting their results. A complete reconciliation containing adjustments from GAAP net income available to the common stockholders to AFFO and FFO and a definition of both are included at the end of this release.

Operating Results

At the end of the first quarter 2015, our retail portfolio was 94.4% leased compared to 94.3% in the fourth quarter 2014. Anchor space was 99.1% leased compared to 98.9% in the fourth quarter 2014 and inline space was 85.6% leased compared to 85.8% in the fourth quarter 2014.

During the first quarter 2015, the Company signed 44 retail leases and renewals, totaling 239,058 square feet. The average releasing spread on comparable new leases was 0.8%.

Same Property Net Operating Income increased 1.5% over the same quarter of the prior year.

Summary of Significant Activities During First Quarter 2015

On January 30, 2015, the Company completed the disposition of the Family Center at Orem property located in Orem, Utah for $21.5 million, excluding closing costs. The shopping center is comprised of 150,667 square feet and major tenants include Dick’s Sporting Goods, Jo-Ann, Babies ‘R’ Us, Dollar Tree and Toys ‘R’ Us (non-owned).

On March 11, 2015, the Company completed the disposition of Promenade Corporate Center in Scottsdale, Arizona for $65.0 million, excluding closing costs. The Promenade Corporate Center is comprised of two Class A office towers with 256,157 square feet of combined gross leasable area. The sale does not include any of the surrounding retail at Scottsdale Promenade owned by Excel Trust.

Significant Activities Subsequent to First Quarter 2015

On April 2, 2015, the Company completed the disposition of Rosewick Crossing in La Plata, Maryland for $25.0 million, excluding closing costs. The shopping center is comprised of 116,036 square feet and major tenants include Giant Food and Lowe’s (non-owned).

On April 10, 2015, the Company announced that it entered into a definitive merger agreement with Blackstone Property Partners L.P., under which Blackstone will acquire all outstanding shares of common stock of Excel Trust for $15.85 per share.

Second Quarter 2015 Dividends Declared

The Board of Directors declared a second quarter cash dividend of $0.18 per common share payable on or about July 15, 2015 to stockholders of record as of June 30, 2015. Pursuant to the terms of the merger agreement with Blackstone, the Company will not pay dividends on the common stock for any quarter thereafter.

The Board of Directors has also declared a dividend of $0.4375 per share on the Company’s Series A Cumulative Convertible Perpetual Preferred Shares, and a dividend of $0.5078 on its Series B Cumulative Redeemable Preferred Shares. The dividend on Excel Trust’s outstanding Series A and Series B Preferred Shares will be payable on or about July 15, 2015 to stockholders of record as of June 30, 2015.

About Excel Trust

Excel Trust, Inc. is a retail focused REIT that primarily targets community and power centers, grocery anchored neighborhood centers and freestanding retail properties. The Company has elected to be treated as a REIT, for U.S. federal income tax purposes. Excel Trust trades publicly on the NYSE under the symbol “EXL”. For more information on Excel Trust, Inc., please visit www.exceltrust.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: the failure to satisfy conditions to completion of the proposed merger with Blackstone, including receipt of stockholder approval; the failure of the proposed merger to close for any other reason; the occurrence of any change, effect, event, circumstance, occurrence or state of facts that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against the Company and others related to the proposed merger; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the retail industry or the markets in which the Company operates; increased interest rates and operating costs; decreased rental rates or increased vacancy rates; the Company’s failure to obtain necessary outside financing on favorable terms or at all; changes in the availability of additional acquisition opportunities; the Company’s inability to successfully complete real estate acquisitions or successfully operate acquired properties; the Company’s failure to qualify or maintain its status as a REIT; risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed; and risks associated with downturns in domestic and local economies, and volatility in the securities markets. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Funds From Operations (FFO) and Adjusted Funds From Operations (AFFO)

Excel Trust considers FFO and AFFO to be important supplemental measures of its operating performance and believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO and AFFO when reporting their results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, they provide a performance measure that, when compared year-over-year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

Excel Trust computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (loss) (computed in accordance with generally accepted accounting principles, or GAAP), excluding real estate-related depreciation and amortization, impairment charges and net gains (losses) on the disposition of assets and after adjustments for unconsolidated partnerships and joint ventures. Excel Trust computes AFFO by adding to FFO the non-cash compensation expense, amortization of prepaid financing costs and non-recurring transaction costs, and other one-time items, then subtracting or adding straight-line rents, amortization of above and below market leases and non-incremental capital expenditures. Excel Trust’s computation of FFO and AFFO may differ from the methodology for calculating FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.

FFO and AFFO should not be considered alternatives to net income (loss) (computed in accordance with GAAP) as an indicator of Excel Trust’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of Excel Trust’s liquidity, nor are they indicative of funds available to fund Excel Trust’s cash needs, including Excel Trust’s ability to pay dividends or make distributions.

Summarized Financial Statements

Reported results are preliminary and not final until the filing of Excel Trust’s Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment. The accompanying notes to follow in the Form 10-Q are an integral part of these consolidated financial statements.

Additional Information and Where to Find it

In connection with the proposed merger with Blackstone, the Company intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission and hold a special stockholder meeting to obtain the requisite stockholder approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, BLACKSTONE, THE PROPOSED MERGER AND RELATED MATTERS. The proxy statement and other relevant materials (when they become available) containing information about the proposed merger, and any other documents filed by the Company with the Securities and Exchange Commission, may be obtained free of charge at the Securities and Exchange Commission’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed by the Company with the Securities and Exchange Commission by directing a written request to Excel Trust, Inc. at 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128, Attention: Secretary.

Participants in the Solicitation

The Company and its officers and directors may be deemed to be participants in soliciting proxies from the stockholders of the Company in favor of the proposed merger with Blackstone. Information regarding the persons who may, under the rules of the Securities and Exchange Commission, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed merger and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the Company’s proxy statement filed with the Securities and Exchange Commission. Investors and security holders may obtain more detailed information regarding the direct or indirect interests of Excel Trust and its officers and directors in the proposed merger by reading the definitive proxy statement and other relevant materials when they become available.

Excel Trust Condensed Consolidated Balance Sheets

	March 31, 2015	December 31, 2014
ASSETS:

Property:
Land	$433,635	$455,112
Buildings	860,390	921,604
Site improvements	83,222	87,305
Tenant improvements	65,484	70,549
Construction in progress	16,927	8,819
Less accumulated depreciation	(92,993)	(90,543)

Property, net	1,366,665	1,452,846
Cash and cash equivalents	5,525	6,603
Restricted cash	94,102	8,272
Tenant receivables, net	5,772	5,794
Lease intangibles, net	110,068	123,373
Deferred rent receivable	10,376	11,479
Other assets (1)	20,404	32,081
Real estate held for sale, net of accumulated amortization	27,295	-
Investment in unconsolidated entities	6,671	6,689

Total assets	$1,646,878	$1,647,137

LIABILITIES AND EQUITY:

Liabilities:
Mortgages payable, net	$192,956	$192,748
Notes payable	199,000	238,000
Unsecured notes	398,791	398,758
Accounts payable and other liabilities	37,920	34,338
Liabilities of real estate held for sale	2,207	-
Lease intangibles, net	37,439	42,470
Dividends/distributions payable	13,580	12,857

Total liabilities	881,893	919,171

Equity:
Total stockholders’ equity	752,253	715,389
Non-controlling interests	12,732	12,577

Total equity	764,985	727,966

Total liabilities and equity	$1,646,878	$1,647,137

(1) Other assets is primarily comprised of deposits, notes receivable, prepaid expenses and furniture, fixtures, and equipment

Excel Trust Condensed Consolidated Statements of Operations

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
Revenues:
Rental revenue	$31,976	$24,908
Tenant recoveries	7,443	5,256
Other income	1,072	434

Total revenues	40,491	30,598

Expenses:
Maintenance and repairs	2,987	2,223
Real estate taxes	4,417	3,366
Management fees	643	518
Other operating expenses	2,732	1,731
Changes in fair value of contingent consideration	-	-
General and administrative	4,348	3,815
Depreciation and amortization	17,266	11,796

Total expenses	32,393	23,449

Net operating income	8,098	7,149
Interest expense	(7,551)	(4,989)
Interest income	50	49
Income (loss) from equity in unconsolidated entities	134	69
Gain on acquisition of real estate and sale of land parcel	-	-
Gain on sale of real estate assets	19,661	-

Net income (loss)	20,392	2,278
Net (income) loss attributable to non-controlling interests	(379)	(83)

Net income (loss) attributable to Excel Trust, Inc.	20,013	2,195
Preferred stock dividends	(2,385)	(2,744)
Cost of redemption of preferred stock	-	-

Net income (loss) attributable to the common stockholders	$17,628	$(549)

Basic net income (loss) per share	$0.28	$(0.01)

Diluted net income (loss) per share	$0.28	$(0.01)

Weighted-average common shares outstanding - basic	62,473	47,785

Weighted-average common shares outstanding - diluted	64,987	47,785

The notes in the Form 10-Q or 10-K are an integral part of these condensed consolidated financial statements.

Reconciliation of Net Income to FFO and AFFO

Excel Trust, Inc.’s FFO and AFFO available to common stockholders and operating partnership unitholders and a reconciliation to net income(loss) for the three months ended March 31, 2015 and 2014 is as follows:

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014

Net income (loss) attributable to the common stockholders	$17,628	$(549)

Add:
Non-controlling interests in operating partnership	289	(10)
Depreciation and amortization	17,266	11,796
Deduct:
Depreciation and amortization related to joint venture	68	170
Gain on sale of real estate assets	(19,661)	-

Funds from operations	$15,590	$11,407

Adjustments:
Gain on sale of equity securities	(308)	-
Charge for developer profit participation interests	327	-
Transaction costs	405	306
Deferred financing costs	567	424
Stock-based and other non-cash compensation expense	1,063	574
Straight-line effects of lease revenue	(742)	(592)
Amortization of above- and below-market leases	(618)	(138)
Non-incremental capital expenditures	(288)	(111)
Non-cash expenses (income) - including portion of joint ventures	3	(9)

Adjusted funds from operations	$15,999	$11,861

Weighted average common shares outstanding	62,473	47,785
Add:
OP units	1,020	1,020
Restricted stock	-	-

Weighted average common shares outstanding - diluted (FFO and AFFO)	63,493	48,805

Funds from operations per share (diluted)	$0.24	$0.23
Adjusted funds from operations per share (diluted)	$0.25	$0.24

Other Information:
Leasing commissions paid	$337	$272
Tenant improvements paid	$1,296	$1,257